Exhibit 21.1

LIST OF SUBSIDIARIES

Registrant: Randolph Bancorp, Inc.

Subsidiary	Percentage of Ownership	Jurisdiction or State of Incorporation
Envision Bank	100%	Massachusetts

Subsidiaries of Envision Bank	Percentage of Ownership	Jurisdiction or State of Incorporation
Cabot Security Corporation	100%	Massachusetts
Randolph Investment Company, Inc.	100%	Massachusetts
Randolph Investment II Company, Inc.	100%	Massachusetts
Randolph Investment III Company, Inc.	100%	Massachusetts
Prime Title Services, Inc.	100%	Massachusetts
First Realty Acquisition Corp.	100%	Massachusetts
First Eastern Mortgage Corp.	100%	Massachusetts